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                               EXHIBIT 1.A.(5)(b)
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PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 / BIRMINGHAM, ALABAMA 35202

                         ESTATE PROTECTION ENDORSEMENT

    The Company has issued this endorsement as a part of the Policy to which it is attached. All terms of the Policy apply to this endorsement except those that disagree with this endorsement.

    This endorsement provides non-participating, non-convertible, renewable one year term insurance. The Company discusses the rules that apply in the provisions below.

    EXPIRY DATE.  The Expiry Date is the fourth policy anniversary.

    DEATH BENEFIT. The amount of term insurance in force under this endorsement will be added to and become part of the Policy Death Benefit Proceeds if the date of death of the Last Survivor of the Joint Insureds occurs prior to the termination date of this endorsement.

    The initial amount of term insurance provided by this endorsement will be the amount shown on the Policy Specifications Page.

    The amount of term insurance provided by this endorsement will not increase but will decrease if the Face Amount of the Policy is reduced.

    The amount of term insurance will be reduced by the same proportion as the face amount reduction of the Policy.

    Any addition of or increase in any extra benefit riders after the Date of Issue of the policy will not increase the term insurance under this endorsement.

    REINSTATEMENT.  This endorsement cannot be reinstated.

    TERMINATION. This endorsement may be terminated upon the Owner's written request. This endorsement and any term insurance under it will automatically terminate on the earlier of:

    (1) the Expiry Date;

    (2) the date the Policy terminates; or

    (3) the date any option is exercised under the Policy Split Option Endorsement.

    Signed for the Company as of the Policy Effective Date.

                                            PROTECTIVE LIFE INSURANCE COMPANY

                                                   [Signature to come]

                                                        SECRETARY

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